Exhibit 99.1
Sensient Technologies Corporation
News Release
December 5, 2008
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation Promotes
Richard Hobbs CFO and John Hammond General Counsel
to Senior Vice Presidents
     MILWAUKEE—December 5, 2008—Sensient Technologies Corporation (NYSE: SXT) today announced that Richard F. Hobbs, Vice President and Chief Financial Officer, and John L. Hammond, Vice President, Secretary and General Counsel have been promoted to Senior Vice Presidents of the Company.
     Richard Hobbs joined Sensient Technologies in 1973 as Assistant Tax Manager. During his long career with the company, he has held a number of senior management positions, including Treasurer, Vice President and Corporate Controller, Vice President of Administration, and Vice President and Chief Administrative Officer. In 2000 he was promoted to Vice President and Chief Financial Officer.
     He is a Certified Public Accountant and holds an MBA from Marquette University and a BBA in Accounting from the University of Wisconsin-Whitewater.
     John Hammond joined Sensient Technologies in January 1998 as Vice President, Secretary and General Counsel. He has an LL.M. from the New York University School of Law and a J.D. from the University of Maine Law School. He holds a BA in history from Yale University.
     “Dick Hobbs and Jack Hammond are key members of Sensient’s leadership and their contributions have been recognized by promotion to Senior Vice Presidents of the Company,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.

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Sensient Technologies Corporation	Page 2
News Release
December 5, 2008
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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